Exhibit 15

April 22, 2005

The Gymboree Corporation:

We have made reviews, in accordance with standards established by the Public Company Oversight Board (United States), of the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the thirteen and thirty-nine week periods ended October 30, 2004 and November 1, 2003 as indicated in our report dated December 8, 2004 (April 22, 2005 with respect to the effects of the restatement discussed in Note 11) (which report includes an explanatory paragraph regarding a change in accounting principle and an explanatory paragraph related to the restatement); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended October 30, 2004, is incorporated by reference in Registration Statement Nos. 33-90452, 33-94594, 333-10811, 333-74269, 333-89962, 333-107564 and 333-116785 of The Gymboree Corporation and subsidiaries each on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/ DELOITTE & TOUCHE LLP
San Francisco, California